Exhibit 99.16

MASTER TERMS AND CONDITIONS FOR CALL OPTION TRANSACTIONS
BETWEEN CITIBANK, N.A. AND JOHN JOSEPH RICKETTS

The purpose of this Master Terms and Conditions for Call Option Transactions (the “Master Confirmation”), dated as of March 6, 2014, is to set forth certain terms and conditions for call option transactions that John Joseph Ricketts, a natural person residing in the state of Wyoming (the “Counterparty”) will enter into with Citibank, N.A. (“Citibank”).  Each such transaction (a “Transaction”) entered into between Citibank and Counterparty that is to be subject to this Master Confirmation shall be evidenced by (i) a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Citibank mutually agree in writing (a “Confirmation”) and (ii) a Pricing Supplement in the form of Exhibit B hereto, with such modifications thereto as to which Counterparty and Citibank mutually agree in writing (a “Pricing Supplement”).  This Master Confirmation and each Confirmation together with the relevant Pricing Supplement shall constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation together with the Pricing Supplement for the relevant Transaction evidence a complete binding agreement between Counterparty and Citibank as to the terms of the Transaction to which this Master Confirmation and such Confirmation together with the Pricing Supplement for the relevant Transaction relates.  This Master Confirmation and such Confirmation together with the Pricing Supplement for the relevant Transaction shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as if Counterparty and Citibank had executed an agreement in such form (with a Schedule that had the provisions contained in Section 13 of this Master Confirmation) on the Trade Date of the first Transaction entered into between Counterparty and Citibank (the “Agreement”).  All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern.

1.             If, in relation to any Transaction to which this Master Confirmation and a Confirmation together with the Pricing Supplement for such Transaction relate, there is any inconsistency between the Agreement, this Master Confirmation, such Confirmation, Pricing Supplement, the Equity Definitions and the Swap Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated as follows: (i) the Pricing Supplement; (ii) the Confirmation; (iii) this Master Confirmation; (iv) the Equity Definitions; (v) the Swap Definitions; and (vi) the Agreement.

2.             Each party will make each payment specified in this Master Confirmation, a Confirmation or the Pricing Supplement for the relevant Transaction, as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3.             Confirmations:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Citibank with respect to such Transaction.

Each Transaction to which a Confirmation relates is a call option transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Confirmation and the Pricing Supplement relating to any Transaction, shall govern such Transaction:

General Terms:

Trade Date:	As set forth in the relevant Confirmation

Effective Date:	For any Transaction, the date on which all the conditions listed in Section 6 of this Master Confirmation have been met for such Transaction.

Option Style:	European

Option Type:	Call

Seller:	Counterparty

Buyer:	Citibank

Issuer:	TD Ameritrade Holding Corporation

Shares:	Shares of the common stock, par value $0.01 per share, of the Issuer (Ticker: AMTD).

Number of Options:	For each Transaction, as set forth in the relevant Confirmation.

Option Entitlement:	One (1) Share per Option

Number of Shares:	The Number of Options multiplied by the Option Entitlement

Multiple Exercise:	Not Applicable

Premium:	For each Transaction, as set forth in the related Pricing Supplement.

Premium Payment Date:	For each Transaction, the third (3rd) Currency Business Day following the Effective Date for such Transaction.

Strike Price:
For each Transaction, as set forth in the related Pricing Supplement, to be an amount in USD equal to the product of the Strike Price Percentage and the Hedge Period Reference Price for such Transaction.

Strike Price Percentage:	For each Transaction, as set forth in the relevant Confirmation.

Exchange:	The New York Stock Exchange

Related Exchanges:	All Exchanges

Initial Hedging:

Hedge Period:	The period from and including the first Scheduled Trading Day following the Trade Date to and including the Hedge Completion Date.

Hedge Completion Date:
For each Transaction, as set forth in the related Pricing Supplement, to be the Exchange Business Day on which Citibank completes establishing its initial hedge positions in respect of such Transaction, as determined by Citibank in its sole discretion, but in no event later than the Hedge Period End Date.

Hedge Period End Date:	For each Transaction, as set forth in the related Confirmation, subject to postponement as provided in “Hedge Period Disruption” below.

Hedge Period Reference Price:
For each Transaction, as set forth in the related Pricing Supplement, to be the weighted average of the per Share prices for all Scheduled Trading Days in the Hedge Period at which Citibank establishes its initial hedge positions in respect of such Transaction, subject to “Hedge Period Disruption” below, as determined by Citibank.

Hedge Period Disruption:
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs in the Hedge Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Hedge Period End Date.  If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case any per Share prices at which Citibank effected transactions in Shares with respect to any Transaction for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price for such Transaction, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case any per Share prices at which Citibank effected transactions in Shares with respect to any Transaction for such Disrupted Day shall be determined by the Calculation Agent in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price for such Transaction, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Hedge Period for any Transaction, and each of the eight immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such eighth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the Hedge Period Reference Price for such Transaction using its good faith estimate of the value of the Shares during the Hedge Period for such Transaction based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Procedures for Exercise:

Expiration Time:	Valuation Time

Expiration Date:	For each Transaction, as set forth in the relevant Confirmation (or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Automatic Exercise:	Applicable

Valuation:

Valuation Time:	In accordance with Section 6.1 of the Equity Definitions.

Valuation Date:
If Cash Settlement is applicable to any Transaction, the last Averaging Date for such Transaction and, if Physical Settlement is applicable to any Transaction, the Exercise Date for such Transaction; provided that, if such Exercise Date is a Disrupted Day, the Valuation Date for the relevant Transaction shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not and is not deemed to be a Valuation Date in respect of any other Transaction hereunder; provided, further that, if the Valuation Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date for such Transaction, such Final Disruption Date shall be the Valuation Date (irrespective of whether such day is a Valuation Date in respect of any other Transaction under this Master Confirmation) for such Transaction and the Settlement Price or Reference Price, as applicable, shall be the price determined by the Calculation Agent in its discretion.

Final Disruption Date:	For each Transaction, as provided in the relevant Confirmation.

Market Disruption Event:
The third and fourth lines of Section 6.3(a) of the Equity Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Disrupted Day:	Without limiting the generality of Section 6.4 of the Equity Definitions, any Scheduled Trading Day on which a Regulatory Disruption occurs shall also constitute a Disrupted Day.

Regulatory Disruption:
Any event that Citibank, in its discretion, determines makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Citibank to refrain from or decrease any market activity in connection with the Transaction.

Averaging Dates:	For each Transaction, the number of consecutive Scheduled Trading Days set forth in the Confirmation for such Transaction, starting on, and including, the First Averaging Date for such Transaction.

First Averaging Date:	For each Transaction, as provided in the relevant Confirmation.

Averaging Date Disruption:
Modified Postponement; provided that Section 6.7(c)(iii)(A) of the Equity Definitions is hereby modified by inserting the words “the Calculation Agent may determine in its discretion that” after the word "then" in the sixth line thereof.  Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date for any Transaction, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case (i) such day shall be an Averaging Date and the Scheduled Trading Day immediately following the date that would otherwise be the last Averaging Date for the relevant Transaction shall be an additional Averaging Date for such Transaction and (ii) the Calculation Agent shall determine the Relevant Price on the Averaging Date that is a partially Disrupted Day on the basis of transactions in the Shares on the Exchange on such Averaging Date, taking into account the nature and duration of the relevant Market Disruption Event.

Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

Relevant Price:	For any Averaging Date, the per Share price at which Citibank effects unwinding of its hedge positions in respect of such Transactions.

Settlement Terms:

Settlement Method Election:	Applicable

Electing Party:	Counterparty

Settlement Method Election Date:	Subject to Section 7(j) below, for any Transaction, the fifth (5th) Scheduled Trading Day immediately preceding the First Averaging Date for such Transaction.

Default Settlement Method:	Physical Settlement

Cash Settlement:

Cash Settlement:	Applicable and means that the following provisions shall apply in lieu of the provisions set forth in Section 8.4 of the Equity Definitions.

If Cash Settlement is applicable to any Transaction, Counterparty shall pay the Preliminary Cash Settlement Amount for such Transaction to Citibank on the Preliminary Cash Settlement Date. If such Preliminary Cash Settlement Amount exceeds the Option Cash Settlement Amount for such Transaction, Citibank shall pay to Counterparty the amount of such excess on the Cash Settlement Payment Date for such Transaction. If such Option Cash Settlement Amount exceeds the Preliminary Cash Settlement Amount, Counterparty shall pay to Citibank the amount of such excess on such Cash Settlement Payment Date.

Preliminary Cash Settlement Date:	For any Transaction, the Currency Business Day immediately following the Preliminary Cash Settlement Pricing Date for such Transaction.

Preliminary Cash Settlement Pricing Date:	For any Transaction, the third (3rd) Scheduled Trading Day immediately preceding the First Averaging Date for such Transaction.

Preliminary Cash

Settlement Amount:	For any Transaction, 105% of the Option Cash Settlement Amount that would apply if every Averaging Date were the Preliminary Cash Settlement Pricing Date for such Transaction.

Settlement Price:	For any Transaction, the volume-weighted average of the Relevant Prices on all Averaging Dates for such Transaction.

Settlement Currency:	USD

Cash Settlement Payment Date:	Three (3) Currency Business Days after the Valuation Date.

Physical Settlement:

Physical Settlement:	Applicable, subject to the satisfaction of the Conditions to Physical Settlement.

Representation and Agreement;
Indemnification for Failure to Deliver:	Sections 9.11 and 9.12 of the Equity Definitions shall be applicable.

Conditions to Physical
Settlement:
It shall be a condition to Physical Settlement for any Transaction that any Shares delivered to Citibank in connection with such Physical Settlement (determined on a net basis with other Transactions under this Master Confirmation settling on the same Settlement Date) shall, in the judgment of Citibank, upon advice of counsel, not be subject to any Transfer Restrictions.

Transfer Restrictions:
With respect to any security, except for any restriction or condition arising under this Master Confirmation, any Confirmation, any Pricing Supplement or any Credit Support Document, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such security or to enforce the provisions thereof or of any document related thereto, whether set forth in such security itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such security be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security and (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such security, prior to the sale, pledge, assignment or other transfer or enforcement of such security.

Adjustments:

Potential Adjustment Event:

(i) Section 11.2(e)(vii) of the Equity Definitions is hereby restated as follows:

“(vii) any event that may have a material effect on the theoretical value of the Shares or a Transaction.”

(ii) The phrase “diluting or concentrative effect” as used in Sections 11.2(a) and 11.2(c) (in two instances) of the Equity Definitions shall be restated as “material effect”;

(iii)              Notwithstanding anything in Section 11.2(c) of the Equity Definitions to the contrary, adjustments may be made to account solely for changes in volatility, expected dividends and effect of any dividends on Citibank’s hedge position with respect to the Transaction, stock loan rate and liquidity relative to the relevant Shares any effect of the foregoing on the fair value of the Transaction; and

(iv)             If any event occurs that constitutes both a “Potential Adjustment Event” under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment.

Dividend Adjustments:
Counterparty agrees to notify Citibank promptly of the announcement of an ex-dividend date of any cash dividend by the Counterparty that occurs at any time from but excluding the Trade Date for such Transaction to and including the Expiration Date for such Transaction. In addition to any adjustments as provided under “Method of Adjustment” above, if the amount of the ex-dividend differs from the Regular Dividend, whether or not such dividend is an Extraordinary Dividend, then upon such notification, the Calculation Agent shall make such adjustments to the terms of such Transaction as it deems appropriate to preserve for Citibank the intended economic benefits of such Transaction.

Regular Dividend:	As provided in the relevant Confirmation.

For the avoidance of doubt, if as a result of any Merger Event, Tender Offer or Potential Adjustment Event (or any combination thereof) the Shares are adjusted to include the shares of an issuer other than the initial Issuer or of more than one issuer (whether or not including the initial Issuer), then such adjustment shall apply with respect to any cash dividends to which the shareholders of the applicable issuer(s) are entitled and the Calculation Agent shall adjust the amount of the Regular Dividend after such Merger Event, Tender Offer or Potential Adjustment Event.

Spin-off:
A distribution, issue or dividend of Spin-off Shares to holders of the Shares (the “Original Shares”).  “Spin-off Shares” means ordinary or common shares of a subsidiary of the Issuer or any other corporation in which the Issuer has an equity investment (the “Spin-off Company”) that are, or that as of the ex-dividend date of a distribution or issue of, or a dividend in, such shares to holders of Original Shares, are scheduled to be (i) promptly publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or, if Citibank elects, in Citibank’s sole discretion, an exchange or quotation system located in the United States) and (ii) not subject to any currency exchange controls, trading restrictions or other trading limitations (it being acknowledged and understood that any such securities beneficially owned by Counterparty that may be deemed “restricted” or “control securities” (within the meaning of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”) will not prevent such securities from being Spin-off Shares).

Consequences of Spin-offs:
As of the ex-dividend date of a Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) each Transaction shall continue as a Share Basket Option Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off; and (iii) the Calculation Agent shall make such adjustments to the valuation, settlement, payment or any other terms of each Transaction, as the Calculation Agent determines appropriate to account for the economic effect on each Transaction of such Spin-off, which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange.  As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of each Transaction in accordance with the immediately preceding sentence.  The Calculation Agent shall provide prompt notice of any adjustment(s), including a schedule or other reasonably detailed explanation of the basis for and determination of each adjustment.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined
and any other Merger Event:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined and any other Merger Event:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, solely for such purpose, references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”.  An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:
(i) The public announcement of any Merger Event or Tender Offer or the intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or (iii) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (in each case, whether such announcement is made by Issuer or a third party).

Announcement Date:
The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or, if Citibank elects, in Citibank’s sole discretion, an exchange or quotation system located in the United States); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (iii) deleting the words “a party to such Transaction” in the fifth line thereof and replacing them with the words “Citibank”,(iv) deleting the words “it” and “its” in the seventh line thereof and replacing them with the words “either party” and “such party”, respectively, (v) adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (vi) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” provided, further that any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As set forth in the relevant Confirmation

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As set forth in the relevant Confirmation

Hedging Party:	For all applicable Additional Disruption Events, Citibank

Determining Party:	For all applicable Additional Disruption Events, Citibank

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.             Calculation Agent:

Citibank is the Calculation Agent and shall make all calculations, adjustments and determinations required pursuant to any Transaction, and such calculations, adjustments and determinations shall be binding absent manifest error.

5.             Collateral:

(a)           On or about the Trade Date for a Transaction, Counterparty shall deliver, in a book-entry format or such other format as the Parties mutually agree, by crediting such Shares to an account designated by Citibank, a number of Shares equal to the Number of Shares for such Transaction (the “Collateral Shares”) to Citibank or its designee, in each case in a manner acceptable to Citibank.  Counterparty hereby grants Citibank a continuing first priority, perfected security interest in and right of setoff against the Collateral Shares, all distributions thereon and rights relating thereto, and any other collateral acceptable to Citibank in its sole discretion that may be delivered by or on behalf of Counterparty in connection with such Transaction, and all proceeds of any of the foregoing (collectively, “Collateral”), as security for the prompt and complete payment and performance when due (whether on an Early Termination Date or otherwise) of all of Counterparty’s payment and performance obligations under the Transactions hereunder and the Agreement (the “Secured Obligations”).  Citibank may reregister the Collateral Shares and any other Collateral in its name or the name of its nominee at any time.

(b)           Counterparty represents, on each date on which Counterparty delivers or Citibank otherwise receives Collateral, that (i) Counterparty is the owner of all Collateral free of any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than the Permitted Securities Law Restrictions, (ii) Counterparty has the power and authority and has obtained all of the necessary consents and approvals to grant a first priority security interest to Citibank in the Collateral, (iii) upon the delivery of the Collateral Shares as described above and any other Collateral in a manner acceptable to Citibank, Citibank will have a valid and perfected first priority security interest in the Collateral Shares and the other Collateral, (iv) none of Counterparty’s entry into this Master Confirmation and any Transaction hereunder or Citibank’s exercise of any of its rights and remedies hereunder will violate or conflict with the terms of any agreement made by or applicable to Counterparty or will violate or conflict with any law, rule, policy or order applicable to Counterparty or the Collateral, and (v) Counterparty has furnished Citibank with copies of all agreements, contracts or instruments that relate to the Collateral Shares.

(c)           In addition to the rights granted to a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised), Citibank shall be entitled to hold the Collateral as collateral to the extent set forth below until the date all of Counterparty’s obligations in connection with each Transaction hereunder, whether absolute or contingent, have been fully performed (the “Termination Date”).  If Counterparty defaults on any obligation to Citibank under this Master Confirmation or otherwise, Citibank may exercise all rights with respect to the Collateral, sell or liquidate the Collateral to satisfy any of Counterparty’s obligations to Citibank and set off any amounts payable by Counterparty with respect to any Secured Obligations against any Collateral held by Citibank or the cash equivalent of any Collateral (or any obligation of Citibank to deliver any Collateral to Counterparty).  Counterparty acknowledges and agrees that the Collateral may decline speedily in value and is of a type customarily sold on a recognized market and, therefore, that Citibank is not required to send any notice of its intention to sell or otherwise dispose of the Collateral hereunder, except any notice that is required under applicable law and cannot be waived (in which case Counterparty agrees that ten days’ prior written notice shall be commercially reasonable).  Following a default, Citibank may, in its sole and absolute discretion, sell Collateral in a private sale in such manner and under such circumstances as Citibank may deem necessary or advisable (with Citibank or its affiliate having the right to purchase any or all of the Collateral Shares to be sold) and notwithstanding that a registration statement for all or any of such Collateral has been or could be filed or is not required under the Securities Act of 1933, as amended (the “Securities Act”).  Counterparty acknowledges that such sale shall be deemed to have been made in a commercially reasonable manner, notwithstanding that any such sale may be for a price less than that which might have been obtained had such Collateral been so registered or otherwise publicly sold.  Citibank shall apply the Collateral or the net proceeds of any such collection, exercise or sale to the payment in whole or in part of the Secured Obligations in such order as Citibank shall determine in the exercise of its sole discretion.  Counterparty shall remain fully liable to Citibank for any amounts that remain outstanding after Citibank has liquidated and/or sold the Collateral and deducted its reasonable attorney fees and other costs and expenses incurred in connection therewith, plus interest thereon at the Default Rate from the date incurred to the date paid (which shall be Secured Obligations).

(d)           Unless a Potential Event of Default, an Event of Default or a Termination Event has occurred and is continuing with respect to Counterparty or an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Master Confirmation; provided, however, that Counterparty shall not exercise or refrain from exercising such right if, in the judgment of Citibank, such action would have a material adverse effect on the value of the Collateral.

(e)           Unless a Potential Event of Default, an Event of Default or a Termination Event has occurred and is continuing with respect to Counterparty or an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, Citibank shall pay over, or cause to be paid over, to Counterparty any cash dividends or similar cash distributions made in respect of the Collateral actually received by or on behalf of Citibank (other than any Excluded Distribution).  Any Excluded Distribution shall be retained by Citibank as Collateral.  Any Excluded Distribution, if received by Counterparty, shall promptly be paid or delivered to Citibank in the manner directed by Citibank to be held as Collateral hereunder and shall be deemed held in trust for Citibank until so paid or delivered.  For purposes of this provision, “Excluded Distribution” shall mean any dividend or other distribution in respect of the Collateral whose receipt constitutes a Potential Adjustment Event, that is in excess of the Regular Dividend or that is made in connection with a Merger Event and, whose release by Citibank would, in Calculation Agent’s sole discretion, impair the Collateral and the credit position of Citibank.

(f)           Unless Counterparty satisfies Counterparty’s obligations under a Transaction through delivery of other Shares, Counterparty hereby authorizes Citibank on the applicable Settlement Date to apply Collateral in the form of Shares to satisfy Counterparty’s delivery obligations, if any, under such Transaction; provided that in no event shall (i) Citibank be required to make such application and (ii) this provision be construed as altering in any way Counterparty’s obligations to satisfy all conditions to physical settlement under this Confirmation (see “Conditions to Physical Settlement” above).  If so requested by a party, the other party agrees to cooperate in good faith (subject, in the case of Citibank, to such terms and conditions as it deems appropriate) in efforts to have the Collateral Shares deposited into the Clearance System.

(g)           Counterparty will faithfully preserve and protect Citibank’s security interest in the Collateral, will defend Citibank’s right, title, lien and security interest in and to the Collateral against the claims and demands of all persons whomsoever, and will do all such acts and things and deliver all such documents and instruments, including without limitation further pledges, assignments, account control agreements, financing statements and continuation statements, as Citibank in its sole discretion may deem necessary or advisable from time to time in order to preserve, protect and perfect such security interest or to enable Citibank to exercise or enforce its rights with respect to any Collateral.  Counterparty hereby irrevocably appoints Citibank as Counterparty’s attorney-in-fact for the purpose of taking any action and executing any instrument which Citibank may deem necessary or advisable to accomplish the purposes of the pledge contemplated by this Master Confirmation.  Citibank shall exercise reasonable care of the Collateral to the extent required by applicable law and in any event shall be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property.  Except as specified in the preceding sentence, Citibank shall have no duty with respect to the Collateral, including, without limitation, any duty to collect any distributions thereon or enforce or preserve any rights in the Collateral pertaining thereto.

(h)           Counterparty will not permit any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than the lien and security interest Counterparty created hereby in favor of Citibank and the Permitted Securities Law Restrictions, to exist upon any of the Collateral.  Counterparty will not take any action that could in any way limit or adversely affect the ability of Citibank to realize upon its rights in the Collateral.  Counterparty will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to the Collateral, or income or distributions in respect of the Collateral, upon becoming aware of the same.  Notwithstanding anything to the contrary elsewhere in the Agreement, this Master Confirmation or any Confirmation, all payments and all deliveries of Collateral, or income or distributions in respect of Collateral, pursuant to the Agreement and this Master Confirmation shall be made and the value of any Collateral, or income or distributions in respect of Collateral, shall be calculated net of any and all present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority in respect thereof.

(i)            When (x) no amounts are or thereafter may become payable or no Shares are deliverable by Counterparty with respect to any Secured Obligations relating to a particular Transaction (except for any potential liability under Section 2(d) of the Agreement), (y) no Potential Event of Default, Event of Default or Termination Event has occurred and is continuing with respect to Counterparty and (z) no Early Termination Date has occurred or been designated as the result of an Event of Default or Termination Event with respect to Counterparty, Citibank will return to Counterparty all Collateral relating to such Transaction, if any, as determined by Citibank.

(j)            The provisions of this Section 5 constitute a Credit Support Document with respect to Counterparty.  The Transactions hereunder shall be disregarded for purposes of determining Exposure under any Credit Support Annex between the parties and any Collateral delivered to or received by Citibank under this Master Confirmation shall constitute neither Posted Collateral nor an Independent Amount under any such Credit Support Annex.

6.             Conditions to effectiveness

Notwithstanding anything to the contrary in this Master Confirmation or the Agreement, the effectiveness of this Master Confirmation and any Transaction under this Master Confirmation shall be subject to the following conditions:

(a)      All representations and agreements of Counterparty contained in this Master Confirmation, the Agreement and any other Credit Support Document shall be true and correct as of the Trade Date for such Transaction;

(b)      Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement as of the Trade Date (including, without limitation, delivery of the Collateral Shares in book entry format or such other format as the Parties mutually agree); and

(c)      No Hedging Disruption, Increased Cost of Hedging, Increased Cost of Stock Borrow, Loss of Stock Borrow, Event of Default or Potential Event of Default (in either case with respect to which Counterparty is or would be the Defaulting Party) or Termination Event (with respect to which Counterparty is an Affected Party) shall have occurred on or prior to the Trade Date.

7.             Securities Law Representations and Agreements:

Counterparty hereby represents, warrants and agrees in favor of Citibank on the Trade Date of any Transaction under this Master Confirmation and, if different, on each date Collateral Shares (as defined in Section 5 above) are delivered to Citibank:

(a)           The Collateral Shares are “restricted securities” within the meaning of Rule 144 and are subject to restrictions resulting from the fact that Counterparty is, or was during a period of ninety (90) days prior to the Trade Date for any Transaction, an “affiliate” of the Issuer within the meaning of the Securities Act (the “Permitted Securities Law Restrictions”).

(b)           Counterparty represents and warrants to, and agrees with, Citibank as of the Trade Date (and, solely with respect to the representation and warranty set forth in clauses (b)(i) and (b)(iii) below, as of any date that Counterparty notifies Citibank that Cash Settlement applies) that:

(i)           Counterparty is not entering into any Transaction hereunder “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act), and is not aware of, any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer and Counterparty’s election to enter any Transaction hereunder is made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.  For the purposes of the preceding sentence, Counterparty shall be considered to be entering into a Transaction on each day during the period beginning on and including the Trade Date and ending on and including the Premium Payment Date with respect to the last Transaction hereunder.  “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer;

(ii)           it is not entering into this Master Confirmation or any Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares); and

(iii)           Counterparty is currently, and in the past has been, in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act.

(c)           Counterparty’s “holding period” for the Collateral Shares, determined in accordance with Rule 144, commenced on a date preceding by one (1) year the Trade Date for any Transaction under this Master Confirmation.  The pledge of the Collateral Shares constitutes a bona fide pledge with full recourse to Counterparty.

(d)           Neither Counterparty, nor any other “person” associated with Counterparty within the meaning of paragraph (a)(2) of Rule 144 (each such other person, an “Associated Person”), has any reason to believe that the Issuer has not complied with the reporting requirements as outlined in Rule 144(c).

(e)           Other than pursuant to the Transactions, neither Counterparty nor any Associated Person have, within the three-month period immediately preceding the Trade Date of any Transaction, (i) sold, pledged or otherwise disposed of, or entered into any equivalent derivatives transactions with respect to, any shares issued by the Issuer that are of the same class as the Shares or any securities issued by the Issuer that are convertible into shares of such class or any interest in such shares or securities or (ii) acted in concert with any person in connection with the sale, pledge or other disposition of, or entering into any equivalent derivatives transactions with respect to, any such shares or securities or any interest therein, that, as of such Trade Date, in aggregate with the Number of Shares for such Transaction, would exceed the volume limitations set forth in paragraph (e) of Rule 144.

(f)            Until the Termination Date of any Transaction, Counterparty will not, nor will Counterparty permit any Associated Person to, without Citibank’s prior written consent (i) sell, pledge or otherwise dispose of, or enter into any equivalent derivatives transactions with respect to, any shares issued by the Issuer that are of the same class as the Shares or any securities issued by the Issuer that are convertible into shares of such class or any interest in such shares or securities or (ii) act in concert with any person in connection with the sale, pledge or other disposition of, or enter into any equivalent derivative transaction with respect to, any such shares or securities or any interest therein, in each case to the extent such sale, pledge or other disposition may be aggregated pursuant to Rule 144 with any disposition of the Collateral Shares by Citibank with respect to any Transaction.

(g)           Counterparty will not offer or sell, directly or indirectly, any Shares pursuant to a registration statement under Section 5 of the Securities Act during the period from and including the fifth (5th) Scheduled Trading Day prior to and ending on the fifth (5th) Scheduled Trading Day after the Valuation Date or any other date of termination or unwind of a Transaction in whole or in part.

(h)           Counterparty understands and will comply with Counterparty’s responsibilities under applicable securities laws in connection with the Transactions including, but not limited to, the provisions of Rule 144 and the filing requirements (to the extent applicable) of Sections 13 and 16 of the Exchange Act.

(i)            The parties acknowledge that this Master Confirmation, as supplemented by any Confirmation and any Pricing Supplement, and any Transaction thereunder have been or will be executed in accordance with the Goldman, Sachs & Co., SEC No-Action Letter (avail. Dec. 20, 1999) (the “Goldman Sachs No-Action Letter”) and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Inc., SEC No-Action Letter (avail. Dec. 1. 2011), and parties intend that the Master Confirmation constitutes a “Preliminary Agreement” with respect to all the Transactions hereunder, and that the Master Confirmation, together with the Confirmation and the Pricing Supplement, constitutes a “Final Agreement” for any particular Transaction hereunder, each such term as described in the Goldman Sachs No-Action Letter.

(j)            Counterparty agrees that, with respect to any Transaction, by a date preceding by one calendar month the Expiration Date for such Transaction, it shall commence, and in good faith continue, the process of removing restrictive legends from certificates representing the Shares Counterparty may deliver in connection with the Physical Settlement of such Transaction, or, notwithstanding anything to the contrary under the “Settlement Method Election Date” in this Master Confirmation, shall irrevocably elect by such date that Cash Settlement shall apply to such Transaction.

(k)           Counterparty acknowledges and agrees that Citibank’s initial hedge with respect to any Transaction shall be established without any consultation with Counterparty.  Without limiting the generality of the foregoing, from the Trade Date for any Transaction until the Hedging Completion Date for such Transaction, Counterparty agrees that Counterparty and its affiliates, employees, agents and representatives shall not communicate with Citibank or any of Citibank’s affiliates, employees, agents or representatives in any way regarding the Issuer, the Shares, such Transaction or Citibank’s hedging activities relating thereto.  The parties further agree that subsequent to the date hereof, Counterparty may not exercise any influence over how, when or whether Citibank effects sales or purchases in connection with Citibank’s hedging activities.  The parties intend that this Master Confirmation shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Exchange Act.  Counterparty further acknowledges and agrees that any amendment, modification, waiver or termination of the agreement of which this Confirmation forms a part must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, general partner, manager or similar person of Counterparty is aware of any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer.

8.            Additional Representations and Agreements:

(a)           In connection with this Master Confirmation, each Confirmation, each Pricing Supplement, each Transaction to which a Confirmation and a Pricing Supplement relate and any other documentation relating to the Agreement, each party represents and acknowledges to the other party on the Trade Date of each Transaction that such party is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(b)           In connection with this Master Confirmation, each Confirmation, each Pricing Supplement, each Transaction to which a Confirmation and a Pricing Supplement relate and any other documentation relating to the Agreement, Counterparty represents and acknowledges to Citibank on the Trade Date of each Transaction that:

(i)            Counterparty understands that no obligations of Citibank to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citibank or any governmental agency.

(ii)           [Reserved]

(iii)           COUNTERPARTY UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(iv)           Counterparty is entering into such Transaction for Counterparty’s own account and not with a view to transfer, resale or distribution and understands that such Transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states, that any such security has not been registered under the Securities Act or the securities laws of any state and, therefore, may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state securities law, or an exemption from registration is available.

(v)           Counterparty is aware and acknowledges that Citibank, its affiliates or any entity with which Citibank hedges such Transaction may from time to time take positions in instruments that are identical or economically related to such Transaction or the Shares or have an investment banking or other commercial relationship with the Issuer.  In addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of Citibank, its affiliates or any entity with which Citibank hedges such Transaction, including purchases and sales of the Shares in connection with, or in anticipation of, such Transaction, may affect the trading price of the Shares.

(vi)          Counterparty will immediately inform Citibank of any changes in the information set forth herein occurring prior to the Termination Date.

(vii)         Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default, a Termination Event in respect of which it is an Affected Party, a Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, notify Citibank within one Scheduled Trading Day of its obtaining knowledge of such occurrence.

(viii)        There is not pending or, to Counterparty’s knowledge, threatened against Counterparty, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against Counterparty of the Agreement, this Master Confirmation or each Confirmation and Pricing Supplement or Counterparty’s ability to perform its obligations under the Agreement, this Master Confirmation and each Confirmation and Pricing Supplement.

(ix)           Counterparty is acting for its own account, and has made its own independent decision to enter into such Transaction and as to whether such Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax or other advisors as Counterparty has deemed necessary.  Counterparty is not relying on any communication (written or oral) from Citibank as tax, accounting or legal advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction will not be considered to be tax, legal or accounting advice or a recommendation to enter into such Transaction.  Any tax, legal or accounting advice or opinions of third party advisers which Citibank has provided to Counterparty in connection with such Transaction has been provided to Counterparty for informational or background purposes only, it is not the basis on which Counterparty enters into such Transaction and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into such Transaction.  No communication (written or oral) received from Citibank will be deemed to be an assurance or guarantee as to the expected results of such Transaction.

(x)           Counterparty is capable of assessing the merits of and understanding the consequences of such Transaction (on Counterparty’s own behalf or through independent professional advice and has taken independent legal advice in connection with such Transaction), and understands and accepts, the terms, conditions and risks of the Transaction. In particular, but without limitation, Counterparty has understood, evaluated and is willing to accept:  (A) the legal requirements pertaining to such Transaction; (B) the tax treatment of such Transaction; and (C) the accounting treatment of such Transaction.

(xi)           Citibank is not acting as a fiduciary for or an adviser to Counterparty in respect of such Transaction.

(xii)          Counterparty was not or will not be insolvent at the time such Transaction hereunder was consummated, and was not or will not be rendered insolvent or will not be insolvent as a result thereof.  At the time of any transfer to or for the benefit of Citibank, it did not intend or will not intend to incur, and did not incur or will not incur, debts that were beyond the ability of it to pay as they mature.

(xiii)         Its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.  Its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction.

(xiv)        Counterparty is an “eligible contract participant” as defined in Section 1a(18) of the United States Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(xv)         None of the transactions contemplated hereby (including, without limitation, (A) any purchases or sales of Shares in connection with Citibank’ (or any of its Affiliates’) hedging or hedge unwind activities with respect to the Transaction, (B) the settlement of the Transaction and (C) the transfer of, and pledge of a security interest in, any collateral pursuant to Section 5) will violate or conflict with, or result in a breach of, or constitute a default under (whether as a result of its characterization as a derivative product or otherwise) (1) any corporate policy of Issuer or other rules or regulations of Issuer applicable to Counterparty, including, but not limited to, Issuer’s window period policy, (2) any agreement or instrument to which Counterparty is a party or by which Counterparty’s properties or assets are bound, or (3) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over Counterparty’s assets or properties.

(xvi)        The Counterparty is a natural person residing in Wyoming.  This Master Confirmation has been, and any Confirmation and Pricing Supplement shall be, duly and validly executed and delivered by Counterparty and constitute its valid and binding obligation, enforceable against Counterparty in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by applicable securities laws or public policy relating thereto.

(xvii)        No consent, approval, authorization, or order of, or filing with, any governmental agency or body or court or other tribunal, whether foreign or domestic, or any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, is required in connection with the execution, delivery or performance by Counterparty of the Agreement, this Master Confirmation, the Transactions hereunder and any Confirmation and Pricing Supplement.

(xviii)       Counterparty has filed or caused to be filed all material tax returns that are required to be filed by Counterparty and has paid all material taxes shown to be due and payable on said returns or on any assessment made against Counterparty or any of Counterparty’s property and all other material taxes, assessments, fees, liabilities or other charges imposed on Counterparty or any of Counterparty’s property by any governmental authority.  Counterparty agrees to notify Citibank immediately upon becoming aware that a federal lien filing has been made in respect of Counterparty or any of Counterparty’s property or that any tax authority intends to make or contemplates making any such filing.  Such notification shall specify the nature and status of such filing.

(xix)         Counterparty will for the term of the Transaction maintain (A) the Counterparty’s name, or identity in any manner or (B) Counterparty’s domicile, unless Counterparty shall have given Citibank not less than 30 days’ prior notice thereof.

(xx)          No judgment of insolvency or bankruptcy, no order for liquidation, reorganization, composition, rehabilitation, administration or other similar relief or the appointment of a conservator, trustee, receiver, liquidator, administrator, custodian or similar official have been entered into.

9.             Acknowledgments:

The parties hereto intend for:

(a)           Each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto are entitled to the protections afforded by, among other sections, sections 362(b)(6), 362(b)(17), 362(o), 546, 555, 560 and 561 of the Bankruptcy Code.

(b)           A party’s right to liquidate, terminate or accelerate any Transaction and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code.

(c)           All transfers of cash, securities or other property under or in connection with any Transaction are “settlement payments” and “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant” or a “swap participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f), 546(g) and 546(j) of the Bankruptcy Code.

(d)           Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to a Transaction to constitute “margin payments” and “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant” or a “swap participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f), 546(g) and 546(j) of the Bankruptcy Code.

(e)           All obligations under or in connection with any Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Sections 362, 560 and 561 of the Bankruptcy Code.

10.           Indemnification:

Counterparty agrees to indemnify and hold harmless Citibank, its Affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Citibank and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of any of the Transactions contemplated by this Master Confirmation, including but not limited to any sale of the Collateral Shares, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Citibank’s breach of a material term of this Master Confirmation, willful misconduct or gross negligence.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law (but only to the extent that such harm was not caused by Citibank’s breach of a material term of this Master Confirmation, willful misconduct or gross negligence), to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Master Confirmation or the Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the breach of a material term of this Master Confirmation, or the Indemnified Party’s gross negligence or willful misconduct.  The provisions of this Section 10 shall survive completion of the Transactions contemplated by this Master Confirmation and any assignment and delegation pursuant to Section 11(a) of this Master Confirmation and shall inure to the benefit of any permitted assignee of Citibank.

11.           Other Provisions:

(a)           Transfer.  Notwithstanding any provision of the Agreement to the contrary, Citibank shall be entitled to assign its rights and obligations hereunder to make or receive cash payments and transfer of Shares and other related rights to one or more entities that are wholly-owned, directly or indirectly, by Citigroup Inc., or any successor thereto.

(b)           Extension of Valuation or Settlement.  For any Transaction, Citibank may postpone the Expiration Date, Settlement Date or Cash Settlement Payment Date or any other date or period of valuation or payment by Citibank (in which event the Calculation Agent shall make appropriate adjustments to the terms of the Transaction), if Citibank determines, in its reasonable discretion, that such postponement is necessary or advisable to preserve Citibank’s hedging or hedge unwind activity in connection with such Transaction in light of existing liquidity conditions in the relevant market or to enable Citibank to effect sales or purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Citibank.

(c)           Consent to Recording.  Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with this Master Confirmation and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.

(d)           Severability; Illegality.  If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.

(e)           Governing Law.  THIS MASTER CONFIRMATION AND ANY CONFIRMATION OR PRICING SUPPLEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAWS DOCTRINE OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.  THE PARTIES HERETO WAIVES PERSONAL SERVICE UPON THEM AND CONSENTS TO SERVICE OF PROCESS OUT OF SAID COURTS BY MAILING A COPY THEREOF TO IT BY REGISTERED OR CERTIFIED MAIL.

(f)           Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, A CONFIRMATION OR A PRICING SUPPLEMENT OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(g)           Confidentiality.  Citibank and Counterparty agree that (i) Counterparty is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any element of Citibank’s descriptions relating to tax aspects of the Transactions hereunder and any part of the structure necessary to understand those tax aspects, and (ii) Citibank does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

12.           Netting and Setoff:

If on any date amounts of any premium payments, dividend payments, any settlement obligations or any payment or delivery obligations would otherwise be payable by each party to the other with respect to the Transaction or any amount (an “Early Termination Amount”) payable to one party (the “Payee”) by the other party (the “Payer”) under Section 6(e) of the Agreement would be payable with respect to the Transaction or any other transactions between the parties, such amounts shall be reduced, automatically satisfied, discharged and offset against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under the Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation).  To the extent that any Other Amounts are so discharged or offset, those Other Amounts will be discharged promptly and in all respects.  A party taking advantage of its rights under this Section 12 will give notice to the other party of any discharge or set-off effected under this Section 12.  For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by such party into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.   If an obligation is unascertained, such party may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 12 will be effective to create a charge or other security interest.  This Section 12 will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

13.           Schedule Provisions:

(a)           Specified Transactions.  The “Default under Specified Transaction” provisions of Section 5(a)(v) of the Agreement will apply to the Counterparty, and for purposes of such provisions, a call option transaction between Counterparty and Citibank with respect to shares of TD Ameritrade Holding Corporation, entered pursuant to the Master Terms and Conditions for Call Option Transactions, dated on or about the date hereof, shall constitute the Specified Transaction for the purposes of this Transaction.

(b)           Cross Default.  The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Counterparty and will not apply to Citibank; provided that, the phrase “, or becoming capable at such time of being declared,” shall be deleted form Section 5(a)(vi) of the Agreement.

For purposes of Section 5(a)(vi) of the Agreement, the following provision applies:

“Threshold Amount” means, with respect to Counterparty, $250,000.

(c)           Early Termination.  The parties agree that for purposes of Section 6(e) of the Agreement, Second Method and Loss will apply to each Transaction under this Master Confirmation.

(d)           Additional Termination Event.  The parties agree that the occurrence of any of the following shall constitute an Additional Termination Event with respect to which each of the Transactions under this Master Confirmation shall be Affected Transactions and Counterparty shall be the sole Affected Party, and Citibank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement:

(i)             the death, disability or other incapacity of the Counterparty;

(ii)           Counterparty shall have become a target of or a defendant in any investigation, proceeding or action relating to, or shall be indicted for, or shall be convicted of, or plead guilty or plead nolo contendere to any (A) felony or (B) other crime relating to securities transactions or investment management or involving fraud or breach of trust; or

(iii)           Counterparty shall have become subject to any regulatory or administrative investigation, proceeding, action or sanction of or by any Governmental Authority (as defined below), which, in any such case, is reasonably likely to have a material adverse effect on Counterparty.  For purposes of this subparagraph, the term “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(e)           Governing Law.  The parties agree that for purposes of the Agreement the governing law shall be New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

(f)           Termination Currency.  The parties agree that for purposes of the Agreement the termination currency shall be US Dollars (“USD”).

(g)	Notices.

If to Citibank:	Citibank, N.A.
390 Greenwich Street, 5th Floor
New York, NY 10013
	Attention:	Equity Derivatives
	Facsimile:	(212) 723-8328
	Telephone:	(212) 723-7357

with a copy to:

Citibank, N.A.
388 Greenwich Street, 17th Floor
New York, NY 10013
	Attention:	CICG Legal Group—Derivatives
	Facsimile:	(212) 801-4109
	Telephone:	(212) 723-3837

If to Counterparty:	Hugo Enterprises LLC
	Attention:	Alfred Levitt
	Facsimile:	866.589.3475
	Telephone:	301-452-9230

(h)           Process Agent.  Counterparty appoints as its Process Agent for service of process in the State of New York: Hugo Enterprises LLC.

14.           Accounts for Payment:

To Citibank:	Citibank, N.A.
ABA #021000089
DDA 00167679
Ref: Equity Derivatives

To Counterparty:	To be provided under separate cover

15.           Delivery Instructions:

Unless otherwise directed in writing, any Shares to be delivered hereunder shall be delivered as follows:

To Citibank:	To be provided under separate cover

To Counterparty:	To be provided under separate cover

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to each particular Transaction to which this Master Confirmation relates by manually signing this Confirmation and providing any other information requested herein and immediately sending a facsimile transmission of an executed copy to Confirmation Unit 212-615-8985, with an executed copy sent to Citibank, N.A., 333 West 34th Street, 2nd Floor, New York, New York 10001, Attention:  Confirmation Unit.

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written:

JOHN JOSEPH RICKETTS

EXHIBIT A
FORM OF CALL OPTION
CONFIRMATION

CALL OPTION CONFIRMATION

Date:

To:	John Joseph Ricketts (“Counterparty”)

Telefax No.:	866-589-3475

Attention:	Alfred Levitt

From:	Citibank, N.A. (“Citibank”)

Telefax No.:	212-615-8985

Ladies and Gentlemen:

The purpose of this communication is to set forth the terms and conditions of the referenced Transactions entered into on the Trade Dates specified below (each a “Transaction”) between Counterparty and Citibank.  This communication, together with the Master Confirmation (as defined below), constitutes a “Confirmation” as referred to in the Master Confirmation.

1.             The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), each as published by the International Swaps and Derivatives Association, Inc. and in the Master Confirmation are incorporated into this Confirmation.  In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2.             This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Call Option Transactions dated as of March 6, 2014 (the “Master Confirmation”) between Counterparty and Citibank.  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Confirmation except as expressly modified below.

3.             The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	[ ]
Number of Options:	[ ], subject to adjustment pursuant to the provisions of the Master Confirmation.
Strike Price Percentage:	[ ]%
Hedge Period End Date:	[ ]
Expiration Date:	[ ]
Final Disruption Date:	The [______] Scheduled Trading Day following the Expiration Date set forth above
First Averaging Date:	[ ]
Averaging Dates:	[_____] Scheduled Trading Days
Regular Dividend:	USD[ ]
Initial Stock Loan Rate:	[____] basis points per annum.
Maximum Stock Loan Rate:	[____] basis points per annum.

4.             This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

2

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to each particular Transaction to which this Confirmation relates by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to Confirmation Unit 212-615-8985, with an executed copy sent to Citibank, N.A., 333 West 34th Street, 2nd Floor, New York, New York 10001, Attention:  Confirmation Unit.

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written:

JOHN JOSEPH RICKETTS

3

EXHIBIT B
FORM OF PRICING SUPPLEMENT

PRICING SUPPLEMENT

Date:

To:	John Joseph Ricketts (“Counterparty”)

Telefax No.:	866-589-3475

Attention:	Alfred Levitt

From:	Citibank, N.A. (“Citibank”)

Telefax No.:	212-615-8985

Ladies and Gentlemen:

The purpose of this communication is to notify you of certain term of the Transaction entered into on the Trade Date specified below between Counterparty and Citibank.

This Pricing Supplement supplements, forms a part of, and is subject to the Confirmation dated as of [__________] between Counterparty and Citibank (the “Confirmation”).  The Confirmation is subject to the Master Terms and Conditions for Call Option Transactions dated as of March 6, 2014 (the “Master Confirmation”) between Counterparty and Citibank, as amended and supplemented from time to time.

Trade Date:	[ ]
Hedge Completion Date:	[ ]
Hedge Period Reference Price:	USD[ ]
Strike Price:	USD[ ]
Premium:	USD[ ]

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative